EXHIBIT 4.1

AMENDMENT NO. 2 TO
RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”) is dated March 10, 2014 (the “Effective Date”), and amends that certain Rights Agreement, dated as of September 17, 2003, between Qumu Corporation (f/k/a Rimage Corporation), a Minnesota corporation (the “Company”), and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the “Rights Agent”), as previously amended by that certain Amendment No. 1 to Rights Agreement dated September 11, 2013 (collectively, the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, on March 10, 2014, the Board determined it is in the best interests of the Company and its shareholders to amend the Rights Agreement on the terms set forth herein; and

WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company may, and the Rights Agent, if directed by the Company, shall, prior to the Distribution Date, change or supplement any provision in the Rights Agreement in any manner the Company may deem necessary or desirable.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties agree as follows:

1.1                Amendment to Definition. Section 7(a) of the Rights Agreement is hereby amended such that “Final Expiration Date” shall mean March 21, 2014.

1.2                Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including all conforming changes.

1.3                Rights Agreement as Amended, Effective Date. The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Rights Agreement. This Amendment shall be effective as of the Close of Business on the Effective Date and except as set forth herein the Rights Agreements shall remain in full force and effect and otherwise shall be unaffected hereby.

1.4                Direction to Rights Agent; Certification by Officer. By execution of this Amendment by the Company, the Company hereby directs the Rights Agent to execute the Amendment in its capacity as Rights Agent pursuant to the Rights Agreement and in accordance with Section 27 of the Rights Agreement. The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment is in compliance with the terms of Section 27 of the Rights Amendment.

1.5                Benefits of this Amendment. Nothing in this Amendment shall be construed to give any Person other than the Company, the Rights Agent and holders of Rights any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of Rights.

1.6                Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Amendment shall be held to be prohibited by or unenforceable under applicable law, (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Amendment shall remain in full force and effect; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately. No rule of strict construction, rule resolving ambiguities against the person who drafted the provision giving rise to such ambiguities or other such rule of interpretation shall be applied against any party with respect to this Amendment.

1.7                Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to the principles of conflicts of laws.

1.8                Counterparts. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

1.9                Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WELLS FARGO BANK MINNESOTA, N.A.			QUMU CORPORATION

By:	/s/ Daniel Loeffler		By:	/s/ Sherman L. Black
	Its:	Officer		Its:	Chief Executive Officer